ASSET PURCHASE AGREEMENT

Between:

SAMI SALABI

And:

THE TRADE SHOW MARKETING COMPANY LTD.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is dated and made for reference as fully executed on this ___day of July, 2005 (the “Effective Date”).

BETWEEN:
SAMI SALABI, and/or corporate entities beneficially owned by Sami Salabi, having a mailing address at _______________________________
(the “Vendor”);
OF THE FIRST PART

AND:

,
THE TRADESHOW MARKETING COMPANY LTD. as a company duly incorporated under the laws of Nevada and having an address for notice and delivery located at ___________________________________,

(the “Purchaser”);
OF THE SECOND PART

(the Vendor and the Purchaser being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

WHEREAS:

A. The Vendor is the owner of two retail outlets (the “Outlets”) in or near Phoenix, Arizona, specifically located at Paradise Valley Mall and bearing license # E-16 and Arrowhead Town Center bearing license # 2163, the Outlets containing certain business equipment, inventory, supplies, supply and contact lists, proprietary information, etc. (collectively, the “Assets”), a complete listing of such Assets of the Vendor being set forth in Schedule “A” which is attached to this Agreement and which forms a material part hereof;

B. The Purchaser is desirous of acquiring the Assets of the Vendor, and obtaining assignment of the leases at the Outlets.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

Article I
SCHEDULES AND INTERPRETATION

1.2  Schedules. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following shall represent the Schedules which are attached to this Agreement and which form a material part hereof:

 Schedule      Description

Schedule “A”:   List of Assets being sold by the Vendor to the Purchaser
Schedule “B”:   Assignment of Lease for Paradise Valley Mall outlet
Schedule “C”:   Assignment of Lease for Arrowhead Town Center outlet

1.3  Interpretation. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,:

(a)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b)	the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope or extent of this or any provision of this Agreement;

(c)	any reference to an entity shall include and shall be deemed to be a reference to any entity that is a permitted successor to such entity; and

(d)	words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa.

Article 2
PURCHASE AND SALE OF ASSETS

2.1  Purchase and Sale. The Purchaser hereby purchases, without condition, and the Vendor hereby sells, without condition, the Assets for the sum of $55,000 USD (the “Purchase Price”) of which $25,000 USD shall be payable in cash, and $30.000 USD shall be payable in the common shares of The Tradeshow Marketing Company Ltd. (the “Shares”). The Shares shall be issued to the Vendor and/or his assign at a deemed price of $1.00 per share. If however, the share price is below $1.00 per share at the end of twelve (12) months from the date of this Agreement, then the Purchaser shall issue additional shares to the Vendor to ensure that the Shares issued under this have an aggregate market value of at least $30.000 USD.

Article 3
DUE DILIGENCE

3.1  Due Diligence Period. The Vendor shall allow the Purchaser a period of ___ days in which the Purchaser shall be afforded the opportunity to verify the following:

(a)	The form and general nature of the transaction in order to appropriately address the Parties’ tax and securities issues;

(b)
 That the retail locations and their inventories be free and clear of any and all liabilities, encumbrances, and creditor demands whatsoever, and that full and clear title can be delivered to The Purchaser.

(c)
That the complete satisfactory due diligence, and that upon signing of this Agreement, that the Vendor allow the Purchaser or a representative of the Purchaser to examine and confirm all inventories, stock, book accounts, records and any other such additional information as may be reasonably requested by the Purchaser.; and

(d)	That the Parties successfully execute an assumption of lease agreement for the Outlets.

Article 4
REPRESENTATIONS, WARRANTIES AND COVENANTS BY THE VENDOR

4.1  Representations, Warranties and Covenants by the Vendor. In order to induce the Purchaser to enter into and consummate this Agreement, the Vendor represents to and warrants to the Purchaser that, to the best of the informed knowledge, information and belief of the Vendor, after having made due inquiry:

(a) the Vendor is duly incorporated under the laws of its jurisdiction of incorporation and is validly existing and in good standing with respect to all statutory filings required by the applicable corporate laws;

(b) the Vendor is qualified to do business in those jurisdictions where it is necessary to fulfill its obligations under this Agreement and the Vendor has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)
the Vendor is the registered and beneficial owner of all interests in the Assets and has the requisite power, authority and capacity to own and use the Assets and the Vendor owns the right to develop and maintain the Assets;

(d) the Vendor owns and possesses and has good and marketable title to and possession of all of the Assets free and clear of all actual or threatened liens, charges, options, encumbrances, voting agreements, voting trusts, demands, limitations and restrictions of any nature whatsoever;

(e)
no person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Vendor of any of the Assets;

(f)
there are no outstanding orders or directions relating to any matters requiring any work, repairs, construction or capital expenditures with respect to any of the Assets and the conduct of the operations related thereto, nor has the Vendor received any notice of same;

(g)
there is no adverse claim or challenge against or to the ownership of or title to any of the Assets or which may impede the development of any of the Assets, nor, to the best of the knowledge, information and belief of the Vendor, after having made due inquiry, is there any basis for any potential claim or challenge, and, to the best of the knowledge, information and belief of the Vendor, after having made due inquiry, and other than as provided for herein, no persons have any royalty, net profits or other interests whatsoever in revenues or sales from any of the Assets;

(h)
there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of the Vendor or the Assets), pending or threatened, which may affect, without limitation, the rights of the Vendor to transfer any of the Assets to the Purchaser at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, without limiting the generality of the foregoing, there are no claims or potential claims under any relevant family relations legislation or other equivalent legislation affecting the Assets. In addition, the Vendor is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(i)	the Vendor has not experienced, nor is the Vendor aware of, any occurrence or event which has had, or might reasonably be expected to have, a materially adverse affect on the Assets;

(j)
here is not any proceeding, claim or, to the best of the knowledge, information and belief of the Vendor, after having made due inquiry, any investigation by any federal, state or municipal taxation authority, or any matters under discussion or dispute with such taxation authorities, in respect of taxes, governmental charges, assessments or reassessments in connection with the Vendor or the Assets, and the Vendor is not aware of any contingent tax liabilities or any grounds that could result in an assessment, reassessment, charge or potentially adverse determination by any federal, state or municipal taxation authority as against the Vendor or the Assets;

(k)
the Vendor is not in breach of any provision or condition of, nor has the Vendor done or omitted to do anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which the Vendor is a party, by which the Vendor is bound or from which the Vendor derives benefit, or any judgment, decree, order, rule or regulation of any Court or governmental authority to which the Vendor is subject, or any statute or regulation applicable to the Vendor, to an extent that, in the aggregate, has a material adverse affect on the Vendor or the Assets;

(l)	the Vendor is not required to obtain any authorizations, approvals, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement;

(m)
the Vendor has not committed to sell, license, distribute, option, or otherwise dispose of or grant any interest in all or any part of the Assets or agree to do or perform any act or enter into any transaction or negotiation which could reasonably be expected to interfere with this Agreement or which would render inaccurate any of the representations, warranties or covenants set forth in this Agreement;

(n)
the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary action, corporate or otherwise, or will have been so authorized at the relevant time;

(o)
this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against it in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(p)
no proceedings are pending for, and the Vendor is unaware of, any basis for the institution of any proceedings leading to its respective dissolution or winding up, or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent companies;

(q)	the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of the Vendor’s constating documents;

(ii)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Vendor is subject, or constitute or result in a default under any agreement, contract or commitment to which the Vendor is a party;

(iii)	give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which the Vendor is a party;

(iv)	give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission,

bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to the Vendor which is necessary or desirable in connection with the conduct and operations of its respective Business and the ownership or leasing of its respective Assets or other assets; or

(v)	constitute a default by, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement,

contract, indenture or other  constitute a default by, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument of the Vendor which would give any party to that agreement, contract, indenture or other instrument the right to terminate, accelerate, modify, or effect any act which would materially negatively affect the Assets;

(r)
the Vendor is not aware of any fact or circumstance which has not been disclosed to the Purchaser which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of the Purchaser to enter into this Agreement;

(s)
neither this Agreement nor any other document, certificate or statement furnished to the Purchaser by or on behalf of the Vendor in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading which would likely affect the decision of the Purchaser to enter into this Agreement; and

(t)
the Vendor will employ good faith, due diligence, and best efforts to perform its obligations of this Agreement and will enter into such additional or collateral agreements as may be reasonably required by the Purchaser to effect and complete the objects and intent of this Agreement.

4.2  Continuity of the Representations, Warranties and Covenants by the Vendor. The representations, warranties and covenants by the Vendor contained in this Article, or in any certificates or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, will be true at and as of the Effective Date. Notwithstanding any investigations or inquiries made by the Purchaser or by the Purchaser’s professional advisors, or the waiver of any condition by the Purchaser, the representations, warranties and covenants of the Vendor contained in this Article shall continue in full force and effect for a period of twelve (12) months from the Effective Date; provided, however, that the Vendor shall not be responsible for the breach of any representation, warranty or covenant of the Vendor contained herein caused by any act or omission of the Purchaser. In the event that any of the representations, warranties or covenants of the Vendor are found by a Court of competent jurisdiction to be incorrect and such incorrectness results in any loss or damage sustained, directly or indirectly, by the Purchaser, then the Vendor will pay the amount of such loss or damage to the Purchaser within 30 calendar days of receiving notice of judgment therefor; provided that the Purchaser will not be entitled to make any claim unless the loss or damage suffered may exceed the amount of $10,000.

Article 5
WARRANTIES, REPRESENTATIONS AND COVENANTS BY THE PURCHASER

5.1  Warranties, Representations and Covenants by the Purchaser. In order to induce the Vendor to enter into and consummate this Agreement, the Purchaser hereby warrants to and represents to the Vendor that, to the best of the informed knowledge, information and belief of the Purchaser, after having made due inquiry:

(a) the Purchaser is duly incorporated under the laws of its jurisdiction of incorporation and is validly existing and in good standing with respect to all statutory filings required by the applicable corporate laws;

(b)	the execution and delivery of this Agreement and the agreements contemplated hereby has been duly authorized by all necessary corporate action on its part;

(c)	there are no consents, approvals or conditions precedent to the performance of this Agreement;

(d)
this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(e)
no proceedings are pending for, and the Purchaser is unaware of, any basis for the institution of any proceedings leading to the dissolution or winding up of the Purchaser or the placing of the Purchaser in bankruptcy or subject to any other laws governing the affairs of insolvent companies;

(f)	the Purchaser is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it;

(g)
there has been and there will be prepared and filed on a timely basis all federal and state income tax returns, elections and designations, and all other governmental returns, notices and reports of which the Purchaser had, or ought reasonably to have had, knowledge required to be or reasonably capable of being filed with respect to the operations of the Purchaser, and no such returns, elections, designations, notices or reports contain or will contain any material misstatement or omit any material statement that should have been included, and each such return, election, designation, notice or report, including accompanying schedules and statements, is and will be true, correct and complete in all material respects;

(h)	the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)	conflict with or result in a breach of or violate any of the terms, conditions or provisions of the constating documents of the Purchaser;

(ii)
conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any Court or governmental authority, domestic or foreign, to which the Purchaser is subject, or constitute or result in a default under any agreement, contract or commitment to which the Purchaser is a party;

(iii)	give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which the Purchaser is a party;

(iv)
give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to the Purchaser which is necessary or desirable in connection with the conduct and operations of its business and the ownership or leasing of its business assets; or

(v)
constitute a default by the Purchaser, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of the Purchaser which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument;

(i)
neither this Agreement nor any other document, certificate or statement furnished to the Vendor by or on behalf of the Purchaser in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading;

(j)
the Purchaser is not aware of any fact or circumstance which has not been disclosed to the Vendor which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of the Vendor to enter into this Agreement; and

(k)
the Purchaser will employ good faith, due diligence, and best efforts to perform its obligations of this Agreement and will enter into such additional or collateral agreements as may be reasonably required to effect and complete the objects and intent of this Agreement.

5.2  Continuity of the Representations, Warranties and Covenants by the Purchaser. The representations, warranties and covenants of the Purchaser contained in this Article, or in any certificates or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, will be true at and as of the Effective Date. Notwithstanding any investigations or inquiries made by the Vendor or by the Vendor’s respective professional advisors prior to the Effective Date, or the waiver of any condition by the Vendor, the representations, warranties and covenants of the Purchaser contained in this Article shall survive the Effective Date and shall continue in full force and effect for a period of twelve (12) months from the Effective Date; provided, however, that the Purchaser shall not be responsible for the breach of any representation, warranty or covenant of the Purchaser contained herein caused by any act or omission of the Vendor. In the event that any of the said representations, warranties or covenants are found by a Court of competent jurisdiction to be incorrect and such incorrectness results in any loss or damage sustained, directly or indirectly, by the Vendor, then the Purchaser will pay the amount of such loss or damage to the Vendor within 30 calendar days of receiving notice of judgment therefor; provided that the Vendor will not be entitled to make any claim unless the loss or damage suffered may exceed the amount of $10,000.

Article 6
ADDITIONAL TERMS

6.1  Opinions, Reports and Advice of the Vendor. The Vendor hereby acknowledges and agrees that all written and oral opinions, reports, advice and materials provided by the Vendor to the Purchaser in connection with the Assets hereunder are intended solely for the Purchaser’s benefit and for the Purchaser’s use only, and that any such written and oral opinions, reports, advice and information are the exclusive property of the Purchaser. In this regard the Vendor hereby covenants and agrees that the Purchaser may utilize any such opinion, report, advice and materials for any other purpose whatsoever and, furthermore, may reproduce, disseminate, quote from and refer to, in whole or in part, at any time and in any manner, any such opinion, report, advice and materials in its sole and absolute discretion.

6.2  Additional Documents and Acts by Vendor. The Vendor will also cause or deliver, or cause to be delivered, to the Purchaser, at the times stipulated, the following:

(a)
upon the request of the Purchaser, all documentation as may be necessary and as may be required by counsel for the Purchaser, acting reasonably, to ensure that all of the Assets have been duly transferred, assigned and are registerable in the name of and for the benefit of the Purchaser under applicable corporate laws and including, without limitation, all necessary deeds, conveyances, bills of sale, assurances, transfers, contract assignments, sales agreement assignments, development agreement assignments, royalty assignments, license assignments, manufacturing agreement assignments, supply agreement assignments, consents and any other documents necessary or reasonably required effectively to transfer all of the Assets and the business of the Assets to the Purchaser with a good and marketable title, free and clear of all mortgages, liens, charges, pledges, claims, security interests or encumbrances whatsoever;

(b)
within 10 days of the Effective Date, a certified copy of the resolutions of the directors and shareholders of the Vendor authorizing the transfer by the Vendor to the Purchaser of all of the Assets in accordance with the terms of this Agreement;

(c)
within 30 days of the Effective Date, all necessary consents and approvals in writing to the completion of the transactions contemplated herein and including, without limitation, approval from all Regulatory Authorities having jurisdiction over the Vendor and the Assets or a certificate of counsel of the Vendor that no such consents are required; and

(d)
within 30 days of the Effective Date all records, engineering specifications and reports, patents, books, and other documentation pertinent to the Assets and all molds, inventory, customer lists, supply contracts, manufacturing contracts, and all and every part of such matters pertaining to the Assets.

6.3  Additional Documents and Acts by Purchaser. The Purchaser will also cause or deliver, or cause to be delivered, to the Vendor or the Shareholders, as appropriate, at the times stipulated, the following:

(a) within ___ days of the date of this Agreement, the Purchaser shall pay $____________________, and shall issue ______________________ shares into the name of ____________________________.

6.4  Non-disclosure. The Parties hereto, for themselves, their officers, directors, shareholders, consultants, employees and agents, agree that they each will not disseminate or disclose, or knowingly allow, permit or cause others to disseminate or disclose to third parties who are not subject to express or implied covenants of confidentiality, without the other Parties’ express written consent, either: (i) the fact or existence of this Agreement or discussions and/or negotiations between them involving, inter alia, possible business transactions; (ii) the possible substance or content of those discussions; (iii) the possible terms and conditions of any proposed transaction; (iv) any statements or representations (whether verbal or written) made by either Party in the course of or in connection with those discussions; or (v) any written material generated by or on behalf of any Party and such contacts, other than such disclosure as may be required under applicable securities legislation or regulations, pursuant to any order of a Court or on a “need to know” basis to each of the Parties’ respective professional advisors.

6.5  Confidential Information. Each Party hereto acknowledges that any and all information which a Party may obtain from, or have disclosed to it, about the other Parties constitutes valuable trade secrets and proprietary confidential information of the other Parties (collectively, the “Confidential Information”). No such Confidential Information shall be published by any Party without the prior written consent of the other Parties hereto, however, such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws. Furthermore, each Party hereto undertakes not to disclose the Confidential Information to any third party without the prior written approval of the other Parties and to ensure that any third party to which the Confidential Information is disclosed shall execute an agreement and undertaking on the same terms as contained herein.

6.6      Impact of Breach of Confidentiality. The Parties hereto acknowledge that the Confidential Information is important to the respective businesses of each of the Parties and that, in the event of disclosure of the Confidential Information, except as authorized hereunder, the damage to each of the Parties hereto, or to either of them, may be irreparable. For the purposes of the foregoing sections the Parties recognize and hereby agree that a breach by any of the Parties of any of the covenants therein contained would result in irreparable harm and significant damage to each of the other Parties that would not be adequately compensated for by monetary award. Accordingly, the Parties agree that in the event of any such breach, in addition to being entitled as a matter of right to apply to a Court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, any such Party will also be liable to the other Parties, as liquidated damages, for an amount equal to the amount received and earned by such Party as a result of and with respect to any such breach. The Parties also acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a Court of competent jurisdiction as being unreasonable, the Parties agree that said Court shall have authority to limit such restrictions, activities or periods as the court deems proper in the circumstances. In addition, the Parties further acknowledge and agree that all restrictions or obligations in this Agreement are necessary and fundamental to the protection of the respective businesses of each of the Parties and are reasonable and valid, and all defenses to the strict enforcement thereof by either of the Parties are hereby waived by the other Parties.

6.7  Events. If any Party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

6.8  Notice. A Party shall, within seven calendar days, give notice to the other Party of each event of force majeure under section “14.1” hereinabove, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

6.9  Default. The Parties hereto agree that if any Party hereto is in default with respect to any of the provisions of this Agreement (herein called the “Defaulting Party”), the non-defaulting Party (herein called the “Non-Defaulting Party”) shall give notice to the Defaulting Party designating such default, and within 10 calendar days after its receipt of such notice, the Defaulting Party shall cure such default, or commence proceedings to cure such default and prosecute the same to completion without undue delay.

6.10  Indemnification. The Parties hereto agree to indemnify and save harmless the other Party hereto, including its respective affiliates and their respective directors, officers, employees and agents (each such party being an “Indemnified Party”) from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind, including any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of an act or inaction of the other Party.

6.11  Claim of Indemnification. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

6.12  Notice of Claim. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against any of the Parties hereto, the Indemnified Party will give the relevant Party hereto prompt written notice of any such action of which the Indemnified Party has knowledge and such Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt retaining of counsel acceptable to the Indemnified Party affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve any Party hereto of such Party’s obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by any Party hereto of substantive rights or defenses.

6.13  Settlement. No admission of liability and no settlement of any action shall be made without the consent of the Indemnified Party affected, such consent not to be unreasonably withheld.

6.14  Legal Proceedings. Notwithstanding that the relevant Party hereto will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	such counsel has been authorized by the relevant Party hereto;

(b)	the relevant Party hereto has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)
the named parties to any such action include that any Party hereto and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between any Party hereto and the Indemnified Party; or

(d)	there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to any Party hereto.

6.15  Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article 7
GENERAL PROVISIONS

7.1  Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties hereto with respect to the subject matter of this Agreement.

7.2  Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties hereto, their respective heirs, executors, administrators and assigns.

7.3  Schedules. The Schedules to this Agreement are hereby incorporated by reference into this Agreement in its entirety.

7.4  Time of the Essence. Time will be of the essence of this Agreement.

7.5  Representation and Costs. It is hereby acknowledged by each of the Parties hereto that, as between the Parties hereto, John D. Briner Law Corporation, acts solely for the Purchaser, and that the Vendor has been advised to obtain independent legal advice with respect to their respective reviews and execution of this Agreement. In addition, it is hereby further acknowledged and agreed by the Parties hereto that each Party to this Agreement will bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily incidental thereto, shall be at the cost of the Purchaser.

7.6  Applicable Law. The situs of this Agreement is Phoenix, Arizona, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the State of Arizona.

7.7  Further Assurances. The Parties hereto hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties hereto or their respective counsel in order to carry out the true nature and intent of this Agreement.

7.8  Currency. Unless otherwise stipulated, all payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the U.S.A.

7.9  Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

7.10  Captions. The captions, section numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

7.11  Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary and, if required, by facsimile, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the Execution Date as set forth on the front page of this Agreement.

7.12  Consents and Waivers. No consent or waiver expressed or implied by either Party hereto in respect of any breach or default by any other Party in the performance by such other of its obligations hereunder shall:

(a)	be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b)	be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)	constitute a general waiver under this Agreement; or

(d)	eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

IN WITNESS WHEREOF each of the Parties hereto has set their respective hands and seals in the presence of their duly authorized signatories as of the Execution Date determined hereinabove.
                           )
                                                                                   )
SAMI SALABI                                                )

The COMMON SEAL of    )
THE TRADESHOW MARKETING )
COMPANY LTD     )
the Purchaser herein,                                                )
was hereunto affixed in the presence of:  )   (C/S)
                                                                                     )
                                                                                     )
                                                                                     )
Authorized Signatory                                               )

SCHEDULE “A”

THIS IS SCHEDULE “A” to the Asset Purchase Agreement dated the ___ day of _____________, 2005.

The Assets

Schedule “B”:
Assignment of Lease for Paradise Valley Mall outlet

Schedule “C”:
Assignment of Lease for Arrowhead Town Center outlet